Exhibit 10.02

MARTIN MARIETTA

EXECUTIVE CASH INCENTIVE PLAN

Adopted: February 18, 2016

1.    BACKGROUND AND PURPOSE

The Martin Marietta Executive Cash Incentive Plan (the “Plan”) was approved by the Board of Directors of Martin Marietta Materials, Inc. on February 18, 2016, subject to approval by its shareholders at the meeting held on May 19, 2016 in a manner that complies with Section 162(m). The Plan will be effective for cash bonuses earned on and after May 19, 2016.

The purpose of the Plan is to provide management employees of Martin Marietta Materials, Inc. and its Affiliates (as defined below) with an incentive to accomplish such business objectives as from time to time may be determined by the Committee (as defined below).

2.    DEFINITIONS

(a) “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Award” means a cash bonus award granted under the Plan. Except as otherwise provided by the Committee, an Award shall be expressed as the percentage of a Grantee’s base salary payable for a Plan Year that shall become payable if the Targets established by the Committee are satisfied. The portion of an Award that shall be payable to a Grantee shall be determined by the Committee in accordance with the rules established for the Award for each Plan Year.

(c) “Board” means the Board of Directors of the Company.

(d) “Committee” means a committee composed of members of, and designated by, the Board of Directors and, unless otherwise determined by the Board, consisting solely of persons who are “outside directors” within the meaning of Section 162(m), as Section 162(m) may be amended from time to time, which committee shall at all times comprise at least the minimum number of such persons necessary to comply with Section 162(m). If the Management Development and Compensation Committee of the Board of Directors satisfies the foregoing criteria, references in this Plan to the Committee shall be deemed to refer to such Committee of the Board of Directors. All references to the Committee shall be treated as references to the Committee’s delegate with respect to any Award granted within the scope of the delegate’s authority pursuant to Paragraph 3(c).

(e) “Company” means Martin Marietta Materials, Inc., a North Carolina corporation, including any successor thereto by merger, consolidation, acquisition of all or substantially all the assets thereof, or otherwise.

(f) “Covered Employee” means a covered employee within the meaning of section 162(m) or the Treasury Regulations promulgated thereunder.

(g) “Date of Grant” means the date on which an Award is granted.

(h) “Disability” means any physical or mental impairment that would qualify a Grantee for disability benefits under the standards of the long-term disability plan maintained by the Company or under the federal social security system.

(i) “Eligible Employee” means an employee of the Company or an Affiliate.

(j) “Grantee” means an Eligible Employee who is granted an Award.

(k) “Person” means an individual, a corporation, a partnership, an association, a trust, or any other entity or organization.

(l) “Plan” means the Martin Marietta Executive Cash Incentive Plan as set forth herein, and as amended from time to time.

(m) “Plan Year” means the calendar year.

(n) “Qualitative Performance Standards” means performance standards other than Quantitative Performance Standards, including but not limited to regulatory compliance, customer service, management effectiveness, safety, ethics and other qualitative performance standards relevant to the Company’s business, as may be established by the Committee, and the achievement of which shall be determined in the discretion of the Committee.

(o) “Quantitative Performance Standards” means performance standards that relate to one or more of the following criteria: stock price (including return on shareholder’s equity or total shareholder return), operating earnings (before or after tax), adjusted operating earnings (before or after tax), operating income, net income, return on equity, return on capital, adjusted return on equity, adjusted return on capital, market share, distributable earnings (before or after holding company expense), improvement in or attainment of level of expenses, revenue, net revenue, growth in revenue, gross profits, gross or net profit margin, operating margin, gross profit growth, earnings before one or more of interest, taxes, depreciation and amortization, cash flow (including operating cash flow and free cash flow), year-end cash, earnings per share, book value, book value per share, return on invested capital, return on assets, sales, net sales, return on sales, economic value added, debt reduction and improvements in or attainment of working capital levels, in each case either in absolute terms or relative to the performance of one or more other companies or a published index covering the performance of a number of companies. As determined by the Committee, the Quantitative Performance Standards applicable to an Award may provide for a targeted level or levels of achievement on a whole Company basis or with respect to one or more businesses, business units, segments or Subsidiaries, or on the basis of individual performance. The Quantitative Performance Standards may differ from Grantee to Grantee and from Award to Award. Any Quantitative Performance Standards that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP. The Committee may provide, in connection with the setting of the Quantitative Performance Standards, that any evaluation of performance may include or exclude certain items that may occur during any fiscal year of the Company, including, without limitation, the following: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary or nonrecurring items, or other notable items; (vi) acquisitions or divestitures; (vii) foreign exchange gains and losses; (viii) discontinued operations; (ix) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (x) a change in the fiscal year of the Company; (xi) costs associated with refinancing or repurchase of bank loans or debt securities; (xii) unbudgeted capital expenditures; and (xiii) business interruption events.

(p) “Retirement” means termination of a Grantee’s employment at a time when the Grantee is eligible to commence receiving retirement benefits under the Martin Marietta Materials, Inc. Pension Plan, or any successor plan, without actuarial reduction. The Committee, in its sole discretion, may classify a Grantee’s termination of employment as a “Retirement” under other circumstances.

(q) “Section 16(b) Officer” means an officer of the Company who is subject to the short-swing profit recapture rules of section 16(b) of the 1934 Act.

(r) “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor statute and the Treasury Regulations promulgated thereunder, as they may be amended from time to time.

(s) “Section 162(m) Award” means an Award granted to an individual who, at the Date of Grant, is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee and is designated by the Committee as a Section 162(m) Award at the time of grant.

(t) “Target” means, for any Plan Year, the Qualitative Performance Standards and the Quantitative Performance Standards established by the Committee, in its discretion. Qualitative Performance Standards, Quantitative Performance Standards and the weighting of such Standards may differ from Plan Year to Plan Year, and within a Plan Year, may differ among Grantees or classes of Grantees.

(u) “Third Party” means any Person, together with such Person’s Affiliates, provided that the term “Third Party” shall not include the Company or an Affiliate of the Company.

3.    ADMINISTRATION OF THE PLAN

(a) Administration. The Plan shall be administered by the Committee. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

(i) provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

(ii) construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto;

(iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate; and

(iv) determine whether the conditions to the payment of an Award have been satisfied.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

(b) Grants. Subject to the express terms and conditions set forth in the Plan, the Committee shall have the power, from time to time, to select those Eligible Employees to whom Awards shall be granted under the Plan, to determine the amount of cash that may become payable pursuant to each Award, and, pursuant to the provisions of the Plan, to determine the terms and conditions of each Award.

(c) Delegation of Authority. The Committee may delegate its authority with respect to the grant, amendment, interpretation and administration of grants to a person, persons or committee, in its sole and absolute discretion; provided that, with respect to a Section 162(m) Award, the Committee may only delegate its authority to another committee of the Board that satisfies the criteria set forth in Paragraph 2(d). Actions taken by the Committee’s duly-authorized delegate shall have the same force and effect as actions taken by the Committee. Any delegation of authority pursuant to this Paragraph 3(c) shall continue in effect until the earliest of:

(i) such time as the Committee shall, in its sole and absolute discretion, revoke such delegation of authority;

(ii) in the case of delegation to a person that is conditioned on such person’s continued service as an employee of the Company or as a member of the Board, the date such delegate shall cease to serve in such capacity for any reason; or

(iii) the delegate shall notify the Committee that he or she declines to continue to exercise such authority.

(d) Grantee Information. The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

4.    ELIGIBILITY

Awards may be granted only to Eligible Employees of the Company and its Affiliates, as determined by the Committee. No Awards shall be granted to an individual who is not an Eligible Employee of the Company or an Affiliate.

5.    AWARDS

The Committee may grant Awards in accordance with the Plan. The terms and conditions of Awards shall be as determined from time to time by the Committee, consistent, however, with the following:

(a) Time of Grant. Awards may be granted at any time from the date of adoption of the Plan by the Board until the Plan is terminated by the Board or the Committee.

(b) Non-uniformity of Awards. The provisions of Awards need not be the same with respect to each Grantee.

(c) Establishment of Targets and Conditions to Payment of Awards.

(i) Except as otherwise provided by the Committee, Awards shall be expressed as a percentage of a Grantee’s base earnings as of the applicable Date of Grant.

(ii) The Committee shall establish such conditions on the payment of an Award as it may, in its sole discretion, deem appropriate.

(iii) The Award may provide for the payment of Awards in installments or in a lump sum, in each case, upon the satisfaction of Qualitative Performance Standards or Quantitative Performance Standards, on an individual, divisional or Company-wide basis, as determined by the Committee.

(iv) For any Section 162(m) Award, payment of the Award shall be based solely upon the satisfaction of Quantitative Performance Standards; provided that other standards, including Qualitative Performance Standards may be used to reduce, but in no event increase, the amount otherwise payable under such Award. The Quantitative Performance Standards and the related Targets for any Section 162(m) Award shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m), as determined by the Committee in its sole discretion.

(v) Each Grantee shall be entitled to receive payment of the Award for a Plan Year only after certification by the Committee of the extent to which the Targets established by the Committee for such Plan Year have been satisfied. The Company shall pay the amounts, if any, earned under the Awards to each Grantee as soon as reasonably practicable following the end of each Plan Year, but not later than 2-1/2 months following the close of such Plan Year, unless otherwise determined by the Committee at the Date of Grant.

(vi) For purposes of calculating whether any Quantitative Performance Standard has been met, in the event there is a significant acquisition or disposition of any assets, business division, company or other business operations of the Company or such division or business unit that is reasonably expected to have an effect on the Quantitative Performance Standard as otherwise determined under the terms of the Plan, the relevant performance objectives shall be adjusted to take into account the impact of such acquisition or disposition by increasing or decreasing such goals in the same proportion as the relevant performance measure of the Company or such division or business unit would have been affected for the prior performance measurement period on a pro forma basis had such an acquisition or disposition occurred on the same date during the prior performance measurement period; provided further that such adjustment shall be based upon the historical equivalent of the relevant performance measure of the business or assets so acquired or disposed of for the prior performance measurement period, as shown by such records as are available to the Company, as further adjusted to reflect any aspects of the transaction that should be taken into account to ensure comparability between amounts in the prior performance measurement period and the current performance measurement period.

(vii) Notwithstanding the determination of the amount of a Grantee’s bonus payable with respect to any Plan Year under the Plan, the Committee shall have the discretion to reduce or eliminate the bonus otherwise payable to a Grantee if it determines that such a reduction or elimination of the bonus is in the best interests of the Company. The Committee may not waive, in whole or in part, any remaining conditions to payment of a Section 162(m) Award to the extent such action would result in such Section 162(m) Award not being tax deductible under Section 162(m).

(d) Transfer and Termination of Grantee’s Employment.

(i) Transfer of Employment. A transfer of an Eligible Employee between two employers, each of which is the Company or an Affiliate of the Company (a “Transfer”), shall not be deemed a termination of employment. The Committee may grant Awards (other than Section 162(m) Awards) pursuant to which the Committee reserves the right to modify the calculation of an Award in connection with a Transfer. In general, except in connection with a Section 162(m) Award or as otherwise provided by the Committee at the time an Award is granted or in connection with a Transfer, upon the Transfer of a Grantee between divisions while an Award is outstanding and unexpired, a portion of the outstanding Award corresponding to the portion of the Plan Year remaining after the Transfer shall be treated as having terminated and expired, and a new Award shall be treated as having been made, effective as of the effective date of the Transfer, for the portion of the Award which had expired, but subject to the performance and payment conditions applicable generally to Awards for Grantees who are employees of the transferee division, all as shall be determined by the Committee in an equitable manner.

(ii) Termination of Employment.

(1) Termination For Any Reason Other Than Death, Disability or Retirement. An employee must be a full-time employee of the Company or an Affiliate on December 31 of the applicable Plan Year to be eligible to receive payment in respect of his or her Award for such Plan Year, except as otherwise provided by the Committee or in this Plan. Employees in the eligibility group hired during a Plan Year, as determined by the Committee in its sole discretion, will be eligible for an award under the Plan in that year, prorated based on the number of months the Grantee is employed by the Company or an Affiliate. Except as otherwise provided by the Committee, if a Grantee terminates employment with the Company and its Affiliates for any reason other than death, Disability or Retirement, all Awards remaining subject to conditions to payment shall be forfeited by the Grantee and deemed canceled by the Company.

(2) Termination Because of Death. Except as otherwise provided by the Committee, if a Grantee terminates employment with the Company and its Affiliates because of death, the Company shall pay the Award to the Grantee’s estate as soon as practicable following the Grantee’s death, but not later than the 15th day of the third month beginning after the Plan Year in which the Grantee dies. The Award shall be calculated based on the assumption that the applicable Targets were satisfied, and such amount shall be pro rated based on the portion of the applicable Plan Year elapsed as of the date of such termination of employment.

(3) Termination Because of Disability or Retirement. If a Grantee terminates employment with the Company and its Affiliates because of Disability or Retirement, the Company shall pay the Award to the Grantee at the same time that Awards are payable to Grantees whose employment has not terminated. The Award shall be calculated based on the extent to which the applicable Targets are actually satisfied for the Plan Year in which the Grantee’s employment terminated, and such amount shall be pro rated based on the portion of the applicable Plan Year elapsed as of the date of such termination of employment.

(e) Maximum Grant. In no event shall the amount paid to any Grantee pursuant to an Award for any Plan Year exceed $7.5 million.

(f) Shareholder Approval. The effectiveness of the grants of Section 162(m) Awards under the Plan shall be conditioned on the approval of the Plan by the Company’s shareholders in accordance with Section 162(m).

6.    AMENDMENT AND TERMINATION

The Plan may be terminated by the Board or the Committee at any time. The Plan may be amended by the Board or the Committee at any time. No Award shall be adversely affected by any such termination or amendment without the written consent of the Grantee.

7.    MISCELLANEOUS PROVISIONS

(a) Unsecured Creditor Status. A Grantee entitled to payment of an Award hereunder shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Grantee or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title or interest, presently or at any time in the future.

(b) Non-Assignment of Awards. The Grantee shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Plan or an Award, provided that the right to payment of an Award may pass by will or the laws of descent and distribution.

(c) Other Company Plans. It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Grantee may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Grantee under any other such contract, arrangement or voluntary pension, profit sharing or other compensation plan.

(d) Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(e) Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Grantee the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Grantee), or otherwise deal with any employee (including a Grantee) to the same extent as though the Plan had not been adopted.

(f) Incapacity. If the Committee determines that a Grantee is unable to care for his affairs because of illness or accident, any benefit due such Grantee under the Plan may be paid to his or her spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Grantee (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s obligations hereunder.

(g) Withholding. The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the grant of any Award or lapse of restrictions under any Award as it may deem necessary or appropriate, in its sole discretion.

(h) Clawback/Recoupment. Notwithstanding anything to the contrary contained herein, an Award held by a Grantee shall be cancelled if such Grantee, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, to the extent applicable to the Grantee, violates any policy adopted by the Company or any Affiliate relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to any Grantee by the Company or any Affiliate as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Exchange Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time. In addition, to the extent provided in any such policy, (i) a Grantee will forfeit any amount paid under an Award if the Grantee engages in any activity referred to in the preceding sentence, or (ii) a Grantee must repay to the Company the amount previously paid under any Award subject to performance requirements if a financial restatement reduces the amount that would have been earned under such Award.

8.    GOVERNING LAW

The Plan and all determinations made and actions taken pursuant to the Plan shall be governed in accordance with North Carolina law.

9.    EFFECTIVE DATE

The effective date of this Plan is February 18, 2016.